Exhibit 99.1
Globe Specialty Metals Announces Fourth Quarter and Fiscal Year 2009 Results
New York, N.Y., September 28, 2009 — Globe Specialty Metals, Inc. (NASDAQ: GSM) (the “Company”) today announces results for the quarter and fiscal year ended June 30, 2009. Key points are as follows:
•	Net sales for the quarter were up 7%, to $81.7 million, from the March 2009 quarter and down 40% from last year’s record fourth quarter.

•	Net income for the quarter was $1.6 million, an increase of 75% compared to net income of $0.9 million in the March 2009 quarter and down 91% from the June 2008 quarter.

•	EBITDA for the quarter increased 53% from the March 2009 quarter to $12.3 million and decreased 63% from the June 2008 quarter. EBITDA includes charges for non-cash stock compensation.

•	Net cash flow in the quarter was up significantly to $16.9 million, compared to decreases of $10.3 million in the March 2009 quarter and $0.8 million in the June 2008 quarter.

•	The Company completed its Initial Public Offering on August 4, 2009. The Company is now listed on NASDAQ under the symbol GSM. The Company had total cash and cash equivalents of $110.5 million at August 31, 2009, including $36.5 million raised in the IPO.
The Company posted diluted earnings per share of $0.02 in the June 2009 quarter, compared to $0.01 per diluted share in the March 2009 quarter and $0.22 per diluted share in the June 2008 quarter. Fourth quarter income tax expense includes additional deferred tax provisions as well as the impact of certain other foreign tax matters, which decreased diluted earnings per share by $0.03.
For fiscal 2009, the Company recorded a net loss of $42.0 million or $0.65 per diluted share, compared to net income of $36.5 million or $0.50 per diluted share last year. Despite a 25% decline in shipments, net sales for the year fell by only 6%, to $426.3 million, from the prior year. Annual results were negatively impacted by a $69.7 million pre-tax goodwill and intangible asset impairment charge, a $2.5 million pre-tax write-off of deferred offering costs, $1.7 million of pre-tax restructuring charges and a $5.8 million pre-tax inventory write-down, which in total reduced diluted earnings per share by $1.14. The Company had no similar charges in the prior year.
Shipments in the quarter increased 14% from the March 2009 quarter as a result of improvements in many of our end user segments, including silicones and aluminum. Average selling prices in the quarter declined by 6% from the March 2009 quarter, driven by lower silicon alloy pricing offset by modestly higher silicon metal prices. The Company is seeing growing demand and improved pricing for our products as our customers are ramping up production.
Capital expenditures were $51.4 million for fiscal 2009 and were largely comprised of the expansion and refurbishment of the Niagara Falls plant, $23.2 million, development of the Company’s Solsil business unit, $11.2 million, and the expansion of the Company’s electrode manufacturing facility in China, $6.6 million. These projects were largely completed by March 2009 and, as a result, the June 2009 quarter included only $4.9 million of capital expenditures. For fiscal 2010, total capital expenditures, including maintenance and scheduled enhancement projects, are expected to be approximately $20 million.

The Company generated $32.4 million of operating cash flow in the June 2009 quarter largely as a result of cash earnings and working capital reductions from improved inventory management and lower accounts receivable. Cash and cash equivalents totaled $61.9 million at June 30, 2009. Total fiscal 2009 operating cash flow was $64.0 million. As sales volumes increase, the Company would expect inventory levels to rise at a less than proportionate rate as our enhanced focus on inventory management should generate permanent reductions in working capital.
“The global economic events we encountered in fiscal 2009 were very challenging,” said CEO Jeff Bradley. “I am proud to report that Globe was profitable in every quarter of the fiscal year, before a goodwill and intangible asset impairment charge, and generated free cash flow for the year. This is a testament to the Company’s financial strength and discipline as well as our position as the lowest cost producer of silicon metal and silicon-based alloys in the world.”
He added, “We are experiencing a rebound in the chemical, aluminum, steel and iron foundry markets. As a result, we have restarted almost all of the furnaces that were idled earlier in the fiscal year. Our plants in Argentina, Brazil, Ohio and West Virginia are now operating at full capacity and we will reopen our Niagara Falls facility very soon. We are also continuing to invest in our China operation to increase capacity and improve the quality of the carbon electrodes produced at that facility.”
Mr. Bradley continued, “We are better positioned today for long-term profitable growth than at any time in our history. The Company’s strong balance sheet and cost structure, the drive and dedication to excellence of all employees and our ability to react to the markets we serve will fuel this growth.”
Fiscal 2009 Actions in Review
The Company has worked aggressively to reduce costs, rationalize capacity and manage working capital to partially offset the effects of the global recession and remain profitable throughout fiscal 2009, excluding the goodwill and intangible asset impairment charge. Certain of these actions are expected to have a permanent effect on our cost structure by reducing fixed costs and better positioning the Company for profitable growth. Actions taken during the year included:
•	Idling the Selma, Alabama plant in April 2009.

•	Reducing headcount by 35%, or 455, from 1,283 in June 2008 to 828 in June 2009.

•	Reducing inventory by 12%, or $9.6 million, from March 2009 to June 2009.

•	Refurbishing and expanding our Niagara Falls plant with a capacity of 30,000 MT of silicon metal annually.
Conference Call
Globe will review fourth quarter and fiscal 2009 results during its quarterly conference call tomorrow, September 29, 2009, at 10:00 a.m. Eastern Daylight Time. Details regarding the conference call can be found on the Company’s web site at www.glbsm.com.
About Globe Specialty Metals
Globe Specialty Metals, Inc. is among the world’s largest producers of silicon metal and silicon-based alloys, critical ingredients in a host of industrial and consumer products with growing markets. Customers include major silicone chemical, aluminum and steel manufacturers, auto companies and their suppliers, ductile iron foundries, manufacturers of photovoltaic solar cells and computer chips, and concrete producers. The Company is headquartered in New York, N.Y. For further information please visit our web site at www.glbsm.com.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods, or by the inclusion of forecasts or projections. Forward-looking statements are based on the current expectations and assumptions of Globe Specialty Metals, Inc. regarding its business, financial condition, the economy and other future conditions.
Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. The Company’s actual results may differ materially from those contemplated by the forward-looking statements. The Company cautions you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions including, among others, changes in metals prices; increases in the cost of raw materials or energy; competition in the metals and foundry industries; environmental and regulatory risks; ability to identify liabilities associated with acquired properties prior to their acquisition; ability to manage price and operational risks including industrial accidents and natural disasters; ability to manage foreign operations; changes in technology; and ability to acquire or renew permits and approvals.
Any forward-looking statement made by the Company or management in this release speaks only as of the date on which it or they make it. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, unless otherwise required to do so under the law or the rules of the NASDAQ Global Market.
EBITDA and Adjusted EBITDA
EBITDA and adjusted EBITDA are non-GAAP measures.
The Company has included EBITDA and adjusted EBITDA to provide supplemental measures of our performance, which it believes are important because they eliminate items that have less bearing on our current and future operating performance and so highlight trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. Adjusted EBITDA represents EBITDA as further adjusted by the removal of goodwill and intangible asset impairment charges which are of an unusual and / or non-recurring nature. A reconciliation of EBITDA and adjusted EBITDA to net (loss) income is provided in the attached condensed financial statements.
Source: Globe Specialty Metals, Inc.
Globe Specialty Metals, Inc.
Jeff Bradley, 212-798-8122
Chief Executive Officer
Email: jbradley@glbsm.com
Or
Mal Appelbaum, 212-798-8123
Chief Financial Officer
Email: mappelbaum@glbsm.com

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	June 30,
	2009	2008

Assets

Current assets:
Cash and cash equivalents	$61,876	73,994
Accounts receivable, net of allowance for doubtful accounts	24,094	53,801
Inventories	67,394	63,568
Prepaid expenses and other current assets	24,675	25,223

Total current assets	178,039	216,586
Property, plant, and equipment, net	217,507	180,659
Goodwill	51,828	107,257
Other intangible assets	1,231	16,884
Investments in unconsolidated affiliates	7,928	7,965
Deferred tax assets	1,598	2,720
Other assets	15,149	16,103

Total assets	$473,280	548,174

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$21,341	40,493
Current portion of long-term debt	16,561	17,045
Short-term debt	6,688	20,140
Accrued expenses and other current liabilities	46,725	26,841

Total current liabilities	91,315	104,519

Long-term liabilities:
Long-term debt	36,364	52,020
Deferred tax liabilities	18,890	22,756
Other long-term liabilities	16,431	22,642

Total liabilities	163,000	201,937

Minority interest	5,897	3,956

Stockholders’ equity:
Common stock	7	6
Additional paid-in capital	303,364	296,137
Retained earnings	4,660	46,641
Accumulated other comprehensive loss	(3,644)	(503)
Treasury stock at cost	(4)	—

Total stockholders’ equity	304,383	342,281

Total liabilities and stockholders’ equity	$473,280	548,174

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Year Ended		Three Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	March 31, 2009	June 30, 2008

Net sales	$426,291	452,639	$81,681	76,146	135,888
Cost of goods sold	324,535	346,227	66,821	61,875	94,849
Selling, general, and administrative expenses	61,823	48,548	13,348	11,519	14,245
Research and development	1,394	901	272	246	494
Goodwill and intangible asset impairment	69,704	—	—	144	—
Restructuring charges	1,711	—	324	1,387	—

Operating (loss) income	(32,876)	56,963	916	975	26,300

Other income (expense):
Interest income	729	2,626	99	77	331
Interest expense, net of capitalized interest	(6,947)	(9,652)	(1,351)	(1,427)	(2,054)
Foreign exchange gain	2,202	642	5,163	465	618
Other income	3,117	1,099	749	862	923

(Loss) income before provision for income taxes	(33,775)	51,678	5,576	952	26,118
Provision for income taxes	11,609	15,936	4,319	916	8,593

Net (loss) income before minority interest	(45,384)	35,742	1,257	36	17,525
Losses attributable to minority interest, net of tax	3,403	721	381	901	695

Net (loss) income	$(41,981)	36,463	$1,638	937	18,220

Weighted average shares outstanding:

Basic	64,362	58,982	66,944	63,930	63,050
Diluted	64,362	72,954	66,944	66,896	82,550

(Loss) earnings per common share:

Basic	$(0.65)	0.62	$0.02	0.01	0.29
Diluted	(0.65)	0.50	0.02	0.01	0.22

EBITDA and Adjusted EBITDA:
Net (loss) income	$(41,981)	36,463	$1,638	937	18,220
Provision for income taxes	11,609	15,936	4,319	916	8,593
Net interest expense	6,218	7,026	1,252	1,350	1,723
Depreciation and amortization	19,807	19,339	5,067	4,807	5,084

EBITDA	(4,347)	78,764	12,276	8,010	33,620
Goodwill and intangible asset impairment	69,704	—	—	144	—

Adjusted EBITDA	$65,357	78,764	$12,276	8,154	33,620

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended		Three Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	March 31, 2009	June 30, 2008

Cash flows from operating activities:
Net (loss) income	$(41,981)	36,463	$1,638	937	18,220
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	19,807	19,339	5,067	4,807	5,084
Amortization of customer contracts	(434)	(3,039)	—	5	(230)
Share-based compensation	6,395	8,176	1,691	1,508	1,559
Goodwill and intangible asset impairment	69,704	—	—	144	—
Losses attributable to minority interest, net of tax	(3,403)	(721)	(381)	(901)	(695)
Deferred taxes	4,735	2,265	8,812	471	1,892
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	29,449	(18,173)	6,783	9,605	(4,706)
Inventories	(6,463)	(17,730)	8,965	(3,281)	(3,472)
Prepaid expenses and other current assets	(6,889)	(5,993)	(5,128)	1,121	(6,240)
Accounts payable	(20,499)	(2,381)	659	(12,712)	(189)
Accrued expenses and other current liabilities	18,487	8,930	1,573	17,961	6,714
Other	(4,894)	5,070	2,696	(12,209)	9,589

Net cash provided by operating activities	64,014	32,206	32,375	7,456	27,526

Cash flows from investing activities:
Capital expenditures	(51,437)	(22,357)	(4,930)	(11,753)	(9,259)
Held-to-maturity treasury securities	2,987	(2,987)	—	—	—
Note receivable from Solsil, Inc.	—	(1,500)	—	—	—
Other investing activities	265	236	—	(75)	523

Net cash used in investing activities	(48,185)	(26,608)	(4,930)	(11,828)	(8,736)

Cash flows from financing activities:
Proceeds from warrants exercised	833	3,497	—	—	(1)
Net (payments) borrowings of long-term debt	(16,163)	13,722	(5,307)	(6,152)	91
Net payments of short-term debt	(11,878)	(15,247)	(4,978)	(3,447)	(17,947)
Solsil, Inc. common share issuance	1,570	509	—	—	135
Change in restricted cash	—	—	—	3,580	—
Other financing activities	(2,316)	(1,876)	(271)	35	(1,876)

Net cash (used in) provided by financing activities	(27,954)	605	(10,556)	(5,984)	(19,598)

Effect of exchange rate changes on cash and cash equivalents	7	50	(35)	57	50

Net (decrease) increase in cash and cash equivalents	(12,118)	6,253	16,854	(10,299)	(758)
Cash and cash equivalents at beginning of period	73,994	67,741	45,022	55,321	74,752

Cash and cash equivalents at end of period	$61,876	73,994	$61,876	45,022	73,994

Supplemental disclosures of cash flow information:

Cash paid for interest	$6,932	7,091	$1,195	1,452	1,734
Cash paid for income taxes	10,498	13,833	1,256	1,213	6,149

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARY COMPANIES
Supplemental Statistics
(Unaudited)

	Year Ended		Three Months Ended
	June 30, 2009	June 30, 2008	June 30, 2009	March 31, 2009	June 30, 2008
Shipments in metric tons:
Silicon metal	100,461	145,675	20,089	18,564	39,292
Silicon-based alloys	59,554	68,731	12,093	9,762	17,166

Total shipments^	160,015	214,406	32,182	28,326	56,458

Average selling price:
Silicon metal	$2,564	2,260	$2,594	2,563	2,520
Silicon-based alloys	2,374	1,532	2,044	2,471	1,795

Total^	$2,493	2,027	$2,388	2,531	2,300

^	Excludes by-products